Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 26, 2019, with respect to the consolidated financial statements of SDC Financial, LLC and subsidiaries incorporated by reference in the Registration Statement (Form S-8) of SmileDirectClub, Inc. for the registration of (i) up to 38,486,295 shares of the Company’s Class A common stock issuable pursuant to the SmileDirectClub, Inc. 2019 Omnibus Stock and Incentive Plan and (ii) up to 5,772,944 shares of Class A Common Stock, issuable pursuant to the SmileDirectClub, Inc. Employee Stock Purchase Plan.

/s/ Ernst & Young LLP

Nashville, Tennessee

September 13, 2019